Exhibit 99.1
FOR IMMEDIATE RELEASE
TEAMSTAFF, INC. ANNOUNCES RECEIPT OF NASDAQ DEFICIENCY NOTICE
Somerset, New Jersey — January 21, 2011 — TeamStaff, Inc. (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government and Department of Defense announced today that on January 14, 2011, it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (Nasdaq) notifying it that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), Obligation to File Periodic Financial Reports, because it did not timely file its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 with the Securities and Exchange Commission. As previously announced in the Company’s press release dated January 13, 2011, the Company determined that it needs to delay the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2010.
The Company has been provided an initial grace period of 60 calendar days, or until March 15, 2011, to submit a plan to regain compliance and if Nasdaq accepts the Company’s plan, an additional grace period of up to 180 calendar days from the original due date, or until July 12, 2011, can be provided to regain compliance. In the event Nasdaq determines that the Company’s plan is not sufficient to regain compliance, Nasdaq staff will send written notice that the Company’s common stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel. The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K as soon as practicable.
About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.
This press release contains “forward-looking statements” as defined by the federal securities laws and involve numerous risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of such risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities Exchange Commission. The information in this release should be considered accurate only as of the date of the release.
CONTACTS:
Zachary C. Parker,
President and Chief Executive Officer
John E. Kahn,
Chief Financial Officer
TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873
866-352-5304
Donald C. Weinberger/Diana Bittner (media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
don@wolfeaxelrod.com
diana@wolfeaxelrod.com
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